Contact:  Michael Polzin
          (847) 914-2925
July 10, 1996                                                   NYSE: WAG
FOR IMMEDIATE RELEASE                 INTERNET:  http://www.walgreens.com



         WALGREEN CO. ANNOUNCES REGULAR QUARTERLY DIVIDEND;
            RENEWS PREFERRED SHARE PURCHASE RIGHTS PLAN
                  AND DECLARES DIVIDEND OF RIGHTS

DEERFIELD, Ill., July 10, 1996 -- The Board of Directors of Walgreen Co. today declared a regular quarterly dividend of 11 cents per share, payable Sept. 12, 1996, to shareowners of record Aug. 21, 1996.

Walgreens, the nation's leading drugstore chain, earlier reported sales for the third quarter ended May 31, 1996, of $2.99 billion, up 14.2 percent from a year earlier, and net earnings of $91.6 million, up 15.9 percent from a year ago.


Also today, the Board of Directors declared a dividend distribution of one Preferred Share Purchase Right on each outstanding share of Walgreen common stock. The dividend distribution will be made on Aug. 21, 1996, to the shareholders of record on that date. The rights issued in the dividend declared today replace the rights currently attached to all outstanding shares of Walgreen common stock, which expire on Aug. 21, 1996.


Charles R. Walgreen III, chairman of Walgreen Co., said, "We believe that maintenance of a rights plan continues to be the best available means of assuring that all of Walgreens shareholders receive fair and equal treatment in the event of any proposed takeover of the company. The rights are intended to enable all Walgreen shareholders to realize the long-term value of their investment in the company. They will not prevent a takeover, but should encourage anyone seeking to acquire the company to negotiate with the board prior to attempting a takeover."

The rights will expire on Aug. 21, 2006. The rights distribution is not taxable to shareholders. A summary of the rights will be sent to shareholders.

Walgreen Co. is the nation's largest drugstore chain with 1995 sales of $10.4 billion. The company operates 2,159 stores in 32 states and Puerto Rico and is opening more than 200 stores a year. Walgreens plans to operate 3,000 stores by the year 2000.